Exhibit 10.1

William F. Bayers Executive Vice President, Secretary & General Counsel

September 22, 2016

L. Gordon Crovitz

Houghton Mifflin Harcourt Company

222 Berkeley Street

Boston, MA 02116

Re: Confirmation of Compensation Arrangement

Dear Gordon:

This letter (the “Letter Agreement”) will confirm our mutual understanding regarding the compensation to be payable to you in your capacity as interim President and Chief Executive Officer of Houghton Mifflin Harcourt Company (the “Company”), effective as of September 22, 2016:

•	a base salary at an annualized rate of $935,000;

•	an equity award under the Company’s 2015 Omnibus Incentive Plan of restricted stock units (“RSUs”) with respect to the number of shares of the Company’s common stock having a value (based on the closing price on the date of grant) of $935,000, which RSUs shall (a) have an effective date of grant on the business day that is three business days following the date on which the Company first releases quarterly earnings information following both the date of your appointment as President and Chief Executive Officer of the Company and the approval of the award and (b) vest on the earlier of (x) the first anniversary of the date of your appointment as President and Chief Executive Officer of the Company and (y) the date on which you cease to be President and Chief Executive Officer of the Company in connection with the appointment of a successor President and Chief Executive Officer, and otherwise shall generally be in accordance with the Company’s customary form of time-based vesting RSU award agreement for senior executives;

•	a cash bonus in an amount equal to 125% of your annualized base salary, prorated based on your actual time serving as President and Chief Executive Officer of the Company, to be paid the earlier of (x) the date on which annual bonuses for the 2016 fiscal year are paid to executive officers of the Company and (y) the date on which you cease to be President and Chief Executive Officer of the Company in connection with the appointment of a successor President and Chief Executive Officer; and

222 Berkeley Street, Boston, MA 02116, T 617.351.5125, F 617.351.1125, Email bill.bayers@hmhco.com

•	reimbursement of reasonable lodging and travel expenses, and reasonable attorneys’ fees incurred in connection with your appointment.

During the period of your service as Chief Executive Officer and President of the Company, you will not receive any separate compensation as a member of the Board of Directors of the Company.

No amendment or waiver of any term, provision or condition of this Letter Agreement shall be effective unless in writing and executed by you and a duly authorized representative of the Company. In the event of any inconsistency between the provisions of this Letter Agreement and the 2015 Omnibus Incentive Plan or any award agreement granted thereunder, the provisions of this Letter Agreement shall control and be binding.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	EVP & General Counsel

Agreed and Accepted:

/s/ L. Gordon Crovitz
L. Gordon Crovitz

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